Exhibit 99.1
FOR IMMEDIATE RELEASE 484.568.5001 Contact: Christopher J. Annas CAnnas@meridianbanker.com

Meridian Corporation Announces Appointment of Ken Warriner to Board of Directors

Malvern, Pa. (April 27, 2026) - Meridian Corporation (NASDAQ: MRBK) today announced that Ken Warriner has been appointed to an open position on its Board of Directors and its principal subsidiary, Meridian Bank, effective immediately.

“Ken brings a strong background in financial leadership, operational oversight and strategic planning that will be a tremendous asset to our Board,” said Chris Annas, Chairman. “His prior service on the Advisory Council, combined with his deep financial expertise and experience across the healthcare and aviation sectors, will continue to support Meridian’s commitment to delivering long-term value for our customers and shareholders.”

Warriner currently serves as Senior Director of Finance and Administration of the Naples Airport Authority (NAA) in Naples, Florida, where he began his aviation career in 2018. In this role, he oversees accounting, information technology, procurement, risk management and investment activities for the Authority. Warriner has also served as a member of Meridian’s Advisory Council in Florida since 2022.

“I am honored to join Meridian’s Board of Directors and continue contributing to an organization with a strong reputation for relationship-driven banking and community commitment,” Warriner noted. “I look forward to working with the Board and management team to help advance the Bank’s strategic priorities.”

Prior to joining the NAA, Warriner spent 16 years in the healthcare industry with a Fortune 500 company, where he held roles as Assistant Corporate Controller and Chief Financial Officer for several hospitals in Florida and Mississippi. He began his career in public accounting with PricewaterhouseCoopers and is a licensed Certified Public Accountant, holding a degree from Baylor University.

About Meridian Bank
Meridian Bank, the wholly owned subsidiary of Meridian Corporation (Nasdaq: MRBK), serves Pennsylvania, New Jersey, Delaware, Maryland and Florida through a network of bank branches, mortgage and wealth management offices. Offering a full suite of financial products and services, Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments and wealth management solutions, along with a menu of high-yield depository products, all supported by robust online and mobile access. For additional information, visit www.meridianbanker.com. Member FDIC. Equal Housing Lender.